Exhibit 10.5

Vision 2020 Award [for Awardees Other than the Chief Executive Officer]:
2016 Price-Contingent Restricted Stock Unit Award Agreement - $35 Price Target
NCR Corporation 2013 Stock Incentive Plan
You have been granted a Vision 2020 Award consisting of a number of price-contingent restricted stock units (the “Stock Units”) under the NCR Corporation 2013 Stock Incentive Plan, as amended from time to time (the “Plan”), as described on the Price-Contingent Restricted Stock Units - $35 Price Target information page on the website (www.netbenefits.fidelity.com) of the third‑party Plan administrator (the “TPA”) for NCR Corporation (referred to herein as “NCR” or the “Company”), effective as of the date of grant of this award (the “Grant Date”), subject to the terms and conditions of this 2016 Price-Contingent Restricted Stock Unit Award Agreement - $35 Price Target (this “Agreement”) and the Plan. Capitalized terms used but not defined herein are defined in the Plan.
1.Grant of Stock Units. Subject to the terms and conditions of this Agreement, the Stock Units specified in Section 2 will become vested and nonforfeitable at the times specified in Section 2, provided that (i) the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) has certified that NCR has achieved the Price Target no later than the fifth anniversary of the Grant Date (the “Performance Period”), and (ii) you are continuously employed by NCR or, if different, an Affiliate or Subsidiary of NCR (the “Employer”) through and until the applicable Vesting Date. In all cases, the Committee shall certify whether NCR has achieved the Price Target (as described in Section 2 below) within ninety (90) days of the applicable Vesting Date (or no later than the date of a Change in Control, as applicable). The Stock Units are referred to in this Agreement as “Vested” at the time they become vested and non-forfeitable pursuant to this Section or Section 2 or Section 1 or Section 4 below.
2.    Performance Vesting. The Stock Units awarded to you shall vest as follows:
Performance Vesting Rules

Date $35 Price Target is Satisfied	Vesting Date (subject to your Termination of Employment not occurring before the applicable Vesting Date except as provided in Section 4)
After the Grant Date and Before the Third Anniversary of the Grant Date	Third Anniversary of the Grant Date
On or After the Third Anniversary of the Grant Date and Before the Fourth Anniversary of the Grant Date	Fourth Anniversary of the Grant Date
On or After the Fourth Anniversary of the Grant Date and Before the Fifth Anniversary of the Grant Date	Fifth Anniversary of the Grant Date
Not Satisfied Before Fifth Anniversary of the Grant Date	No Vesting

The date on which the Stock Units become vested pursuant to the foregoing is referred to herein as the “Vesting Date”.
For purposes of this Agreement, “Price Target” means that the closing price of NCR Shares reported on the Applicable Exchange is at or above $35 for any 20 consecutive trading days during the Performance Period.
In the event of your Termination of Employment for any reason prior to a Vesting Date, except as specifically provided in Section 4 below, the unvested portion of the Stock Units will terminate and be forfeited (for example, if your Termination of Employment were to occur after achievement of the Price Target but prior to the third anniversary of the Grant Date, all of the Stock Units would terminate and be forfeited). The Stock Units are referred to in this Agreement as “Vested” to the extent they have become vested pursuant to this Section 2 or Section 4 below.
3.    Settlement of Stock Units. Except as may be otherwise provided in Section 4 or 5 below, Section 14.12 of the Plan or pursuant to an election under Section 14.11 of the Plan, Vested Stock Units will be paid to you as soon as reasonably practicable after the earlier of (i) your Vesting Date, (ii) your Termination of Employment if such Termination of Employment results in vesting pursuant to Section 4 below due to your death, Disability or Retirement (but in no event later than March 15 of the year following the year in which such Vesting Date or Termination of Employment occurs); provided that such payment shall be made promptly after any vesting immediately prior to or following a Change in Control. Such Vested Stock Units will be paid to you in shares of Common Stock (such that one Stock Unit equals one share of Common Stock) or, in NCR’s sole discretion, in an amount of cash equal to the Fair Market Value of such number of shares of Common Stock on date that immediately precedes the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 4 of this Agreement), or a combination thereof (the date of such payment shall be referred to herein as the “Settlement Date”).
4.    Certain Events Resulting in Accelerated Vesting Date. The following provisions govern vesting of the Stock Units in the event of your Termination of Employment and/or a Change in Control, notwithstanding any contrary provision of the Plan.

Termination Provisions

Termination Event	Treatment of Stock Units
Death, Disability, or Involuntary Termination (Other than for Cause)
Prorated Vesting—A pro rata portion of the Stock Units may become Vested on a Vesting Date in the event of your Death, Disability, or Involuntary Termination (Other than for Cause) within the Performance Period as follows: To the extent the Price Target has been achieved, but the applicable Vesting Date has not occurred, the Stock Units specified in Section 2 shall vest on a pro rata basis, which will be determined by multiplying the number of $35 Price-Contingent Restricted Stock Units by a fraction, the numerator of which is the number of days that you completed as an employee of the Company or an Employer after the Grant Date and before the end of the Performance Period, and the denominator of which is 1,825. Any portion of the unvested Stock Units that do not vest in accordance with the foregoing will terminate and be forfeited.

Change in Control Termination or Good Reason Termination	The Change in Control Portion (as defined below) shall be fully Vested immediately upon your Termination of Employment due to a Change in Control Termination or a Good Reason Termination.
Voluntary Resignation	Forfeited—Unvested Stock Units will be forfeited.
Termination for Cause	Forfeited—Unvested Stock Units will be forfeited.

For purposes of this Agreement, “Disability” means Termination of Employment as a result of a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR, its Subsidiaries or Affiliates. “Involuntary Termination (Other than for Cause)” means Termination of Employment by the Company or the Employer for any reason other than for Cause (as defined in the Plan and, for the avoidance of doubt, not including any termination due to your Disability, death or retirement), excluding termination by the Company or the Employer during the 24 months following a Change in Control.
“Change in Control Termination” means a Termination of Employment by the Company, the Employer or the continuing entity other than for Cause (as defined in the NCR Change in Control Severance Plan, to the extent that you are a participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise as defined in the Plan and, for the avoidance of doubt, not including any termination due to your Disability, death or retirement) occurring during the twenty-four (24) months following a Change in Control wherein this Award is assumed, converted or replaced by the continuing entity. “Good Reason Termination” means, if you are a participant in the NCR Change in Control Severance Plan, or an NCR policy or similar arrangement or individual agreement that defines “Good Reason” in the context of a resignation following a Change in Control, your Termination of Employment for Good Reason as so defined within twenty-four (24) months following a Change in Control.

Change in Control Provisions
Notwithstanding any provisions in this Agreement to the contrary other than Sections 6, 11, 12, and 25, in the event a Change in Control occurs and the Stock Units are assumed, converted or replaced by the continuing entity, the following provisions shall apply to the Stock Units that have not previously Vested before the Change in Control: (i) if the Change in Control Price is less than the Price Target, then the Stock Units that had not previously Vested shall be forfeited; or (ii) if the Change in Control Price is greater than or equal to the Price Target, the Stock Units that have not previously Vested shall remain eligible to vest on the applicable Vesting Date specified in Section 2. The portion of the Stock Units that remain eligible to vest pursuant to this paragraph is referred to as the “Change in Control Portion”.
Notwithstanding any provisions in this Agreement to the contrary other than Sections 6, 11, 12, and 25, in the event a Change in Control occurs and the Stock Units are not assumed, converted or replaced by the continuing entity, the following provisions shall apply to the Stock Units that have not previously Vested before the Change in Control: (i) if the Change in Control Price is less than the Price Target, then the Stock Units that have not previously Vested shall be forfeited; or (ii) if the Change in Control Price is greater than or equal to the Price Target, the Stock Units that have not previously Vested shall become Vested immediately prior to the Change in Control.
For purposes hereof, “Change in Control Price” means the price received per Share by NCR shareholders in connection with the Change in Control, as determined by the NCR Board of Directors or the Committee in good faith.
5.    Compliance with Section 409A of the Code. The intent of the parties is that payments under this Agreement comply with Section 409A of the Code or are exempt there from, and this Agreement shall be interpreted, administered and governed in accordance with such intent.
6.    Confidentiality. By accepting this Award, except to the extent disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Stock Units will be forfeited if you violate the terms and conditions of this Section.
7.    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted in accordance with Section 3.04 of the Plan. In addition, the Price Target shall be appropriately adjusted by the Committee in such circumstances (including, for the avoidance of doubt, in connection with an extraordinary dividend) .
8.    Nontransferability. At all times before the Vesting Date, the Stock Units, to the extent not fully Vested, may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after the Vesting Date (or such other date as Stock Units become payable in accordance with Section 4), if Stock Units are to be paid in the form of shares of Common Stock, NCR will instruct its transfer agent and/or its TPA to record on your account the number of such shares underlying the number of Stock Units, and such shares will be freely transferable.

9.    Dividends. Any cash dividends declared before the date the Stock Units become Vested on the shares underlying unvested Stock Units shall not be paid currently, but shall be converted into additional unvested Stock Units, and any cash dividends declared after the Stock Units become Vested but before the applicable Settlement Date on the shares underlying Vested Stock Units shall not be paid currently, but shall be converted into additional Vested Stock Units and settled pursuant to Section 3 at the same time as the underlying Vested Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein that apply to the underlying Stock Units that generated the Dividend Units. As of each date that NCR would otherwise pay the declared dividend on the shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR’s Common Stock on the Dividend Payment Date.
10.    Withholding. Prior to any relevant tax or tax withholding event (as applicable) and as a condition of your receiving the shares of Common Stock in respect of the Stock Units, you agree to make arrangements satisfactory to NCR and/or the Employer to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax or other Federal, state or local tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) applicable to you as a result of or related to your participation in the Plan. In this regard, you agree to pay to NCR, including, at NCR’s sole discretion, through payroll withholding, a cash amount equal to any amount of such Tax-Related Items required to be paid or withheld with respect to the Stock Units; provided that you will be required to pay any such amount prior to the tax or tax withholding event (as applicable) and as a condition of your receiving the shares of Common Stock to be issued in respect of the Stock Units. Notwithstanding the foregoing sentence, in lieu of paying NCR a cash amount equal to any amount of taxes required to be withheld or paid with respect to the Tax-Related Items in respect of the Stock Units, you may, to the extent permitted by NCR in its sole discretion, elect to satisfy any such amount required to be withheld or paid by either (A) instructing NCR to withhold shares of Common Stock that are issuable upon the settlement of the Stock Units equal to the amount required to be withheld or paid or (B) instructing NCR and any brokerage firm determined acceptable to NCR for such purpose to sell on your behalf the whole number of Common Stock underlying the Stock Units that NCR determines to be appropriate to generate the cash proceeds sufficient to satisfy such Tax-Related Items; provided that, any such sale or withholding of shares shall occur on the date that the requirement to withhold or pay taxes arises or as soon as practicable thereafter; provided further that, to the extent that you instruct NCR and any brokerage firm to sell shares of Common Stock on your behalf pursuant to this Section 10, you will be responsible for, and will indemnify and hold NCR and the Employer harmless with respect to, any and all losses, costs, damages or other expenses ( including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section 10, you are an executive officer of NCR subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such sale of Common Stock must be pursuant to an exemption from the requirements under Section 16(b) of the Exchange Act.

You acknowledge that, regardless of any action taken by NCR or the Employer, the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by NCR or the Employer. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates, or such other rate that will not result in an adverse accounting consequence or cost, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

11.     Noncompetition and Nonsolicitation. You acknowledge that following the termination of your employment from NCR, you will be in a position to compete unfairly with the Company as a result of the confidential information, trade secrets, and knowledge about NCR’s business, operations, customers, employees and trade connections that you have acquired or will acquire in connection with your employment. You therefore agree to enter into the restrictions in this Agreement for the purpose of protecting NCR’s business interests and the confidential information, goodwill and the stable trained workforce of NCR and its subsidiaries and affiliates, including but not limited to any parent companies or subsidiaries (collectively for purposes of this Section, “NCR”). In exchange for the consideration you are receiving pursuant to the terms of this Agreement, including without limitation the potential future vesting of equity awards under this Agreement (for avoidance of doubt, the obligations herein shall bind you without regard to whether any equity has vested as of the time of any violation of the terms of this Section), you agree that during your employment with NCR and for a twelve-month period after its termination (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period) (the “Restricted Period”), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR:
(a) perform services, directly or indirectly in any capacity (including, without limitation, as an employee, consultant, owner or member of a board of directors), (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve substantially the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 11 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (i)); and (iv) anywhere within the United States, or in any State or territory thereof, if you worked in the United States at any time within your last two years of NCR employment, or in any country in which NCR does or did business during your NCR employment and in which you worked at any time within your last two years of NCR employment, all of which States, territories or countries are deemed to be separately set forth here and the names of which are incorporated by reference;
(b) perform services, directly or indirectly in any capacity (including, without limitation, as an employee, consultant, owner or member of a board of directors), (i) of the type conducted, authorized,

offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve substantially the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; and (iii) on behalf of any named “Competing Organization” either on the list below in this Section 11 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (i));
(c) directly or indirectly (including without limitation assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR, or induce or attempt to induce any employee of NCR, to terminate his or her employment with NCR;
(d) directly or by assisting others, solicit or attempt to solicit the business of any NCR customers or prospective customers with which you had material contact during the last two years of your NCR employment, for purposes of providing products or services that are competitive with those provided by NCR and its Affiliates. “Material contact” means the contact between you and each customer or prospective customer (i) with which you dealt on behalf of NCR, (ii) whose dealings with NCR were coordinated or supervised by you, (iii) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (iv) who receives products or services authorized by NCR, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within the two years prior to the date of the your termination.
(e) All references to “NCR” in this Section 11 shall be deemed to include its Subsidiaries and Affiliates, and references to “NCR employment” shall be deemed to include your employment, if any, by a company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “last two years of your NCR employment” may include both time as an NCR employee and time as a Retalix Ltd or Digital Insight employee.
(f) The covenants contained within this Section 11 are a material component of the consideration for this Agreement. If you breach any of these covenants, NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief. In the event of such a breach, in addition to NCR’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Stock Units that vested during the eighteen (18) months prior to the date of your Termination of Employment (or if applicable law mandates a maximum time that is shorter than eighteen (18) months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with such Stock Units or not.
(g) The Restricted Period shall be tolled and suspended during and for the pendency of any violation of its terms, and for the pendency of any legal proceedings to enforce any of the covenants set forth herein, and all time that is part of or subject to such tolling and suspension shall not be counted toward the twelve-month duration of the Restricted Period. By way of example, if immediately following your departure from NCR you accept employment with a competitor that is prohibited by the noncompetition covenant contained in this Section 11, and work for such competitor for six months before NCR obtains a judicial or arbitral order terminating or modifying that employment, your twelve-month noncompetition period shall not commence until after you have commenced compliance with that order. This subsection (g) shall not have any effect and shall be deemed omitted from this Agreement in any jurisdiction that prohibits such tolling provisions.
(h) Subsections (a) and (b) of this Section 11 do not apply to you if, following the termination of your NCR employment, you continue to reside or work in California, or if you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR advises you it will tender such pay, which shall be in the minimum amount required by local law.
(i) For purposes of this Agreement, “Competing Organizations” shall be the following as of the Grant Date including the subsidiaries and affiliates of each. Please note that non-competition provisions in this or other NCR agreements or plans are not limited to the identified Competing Organizations, and that other companies may qualify as competitors under other provisions of the NCR plans or agreements, including this Agreement, and that NCR employees may be restricted from accepting employment or other work from such other companies, subject to the terms of the relevant NCR plan or agreement. The list of Competing Organizations is updated and revised from time to time, and such updated lists shall be deemed a part of this Agreement; updated lists can be obtained from the NCR intranet website at: https://intranet.ncr.com/index.php?option=com_content&view=frontpage&Itemid=8175.

ACI Worldwide	GK Software	Oracle (including Micros)
Aldata	Global Payments	PAR Technology
Alkami	Glory	Pinnacle Corporation
Alliance (Australia)	GRG Banking Equipment	PMI
Allure Global Solutions, Inc.	GRG International	Q2
Alpha Paper	Hewlett-Packard Corporation	QSR Automations
Altametrics	Hewlett-Packard Enterprises	Reder & Schlinmann
App	Hitachi	Retail Pro International
Appetize	Hitachi-Omron Term Sys (Leadus)	Retaligent
APTOS	Hot Schedules	Revel
Arinc.	HP Inc.	RiteMadec
Bematech- See TOTVS SA	IBM Corporation	RR Donnelly
Burroughs	IER	RTC Quaterion Group
Burroughs/Pendum	Infor	Schades-Heipa
Bypass	Itasca	ShopKeep
Cenveo	Jack Henry	SICOM
CompuCom	KAL (Korala Associates)	SITA
Computer Sciences Corporation	Kiosk Info Sys (KIS)	Spartan
Crunchtime	Kyrus – See Tolt Industries	SPSS
Cuscapi	Leadus – See Hitachi	Task Retail
DATA Business Forms	LG N-Sys	TeleSource
Diebold/Wincor Nixdorf	LOC Software	Tillster
Dimension Data	Logicalis	Toast POS
Documotion	LoyaltyLab	Tolt
Eastcom	M19 Retail	Tolt Solutions (including Kyrus)
ECRS	Magstar	Toshiba TEC
eRestaurant Systems	Malauzai	TOTVS SA (including Bematech)
Escalate	Manhattan Associates	Unisys
FIS	MaxStick	Vista
Fiserv	McDermott	Vsoft
Fourth Ltd	Micros – See Oracle	Wescom Resources Group
Fujitsu	Mobile Travel Technologies	Wincor-Nixdorf – See Diebold
FuturePOS	Nautilus Hyosung	WS Packaging
Getronics	Nscglobal	Zonal Retail Data
Gilbarco Veeder-Root	OKI

(j) In the event that you receive an offer of employment or a request to provide services from an organization specified above or described above, either during your employment or during the term of the Restrictive Period, you shall provide immediately to such person, company or other entity a full and accurate copy of this Agreement and advise him/her or it of your obligations under it.
(k) The restrictions contained in this Agreement are acknowledged by the parties to be reasonable in all respects. Each clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. If any portion of this Section 11 is held unenforceable, it shall be severed and shall not affect any other part of this Agreement.
(l) This Agreement is entered into electronically. You hereby waive any local requirement, to the extent one exists or may exist, of original ink signatures on paper documents.
(m) The governing law clause of this Agreement, for employees who work or reside outside the United States, shall be deemed to be the law of the country where such employee works for NCR (as defined above, including its subsidiaries and affiliates).
(n) In any country outside the United States where liquidated damages are recoverable under local law, in the event that you breach the covenants in this Section 11, you acknowledge that NCR will suffer irreparable damage, and you promise to pay NCR on demand damages in a sum equal to the amount of six months of your salary that was in effect when your NCR employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR will suffer, and that, where local law allows, NCR may seek additional compensatory damages.
12.     Compensation Recovery Policy. By accepting the Stock Units, you acknowledge and agree that to the extent the Stock Units constitute “Covered Incentive Compensation” subject to the terms of NCR’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit or repay any or all of the Stock Units pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted or required by law or regulation (including the Dodd-Frank Act), enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.
13.     Dispute Resolution (applicable to employees working or residing in the United States). By accepting this Award, you agree that any controversy or claim arising out of or related to this Agreement with respect to your employment or your employment with NCR, its Subsidiaries or Affiliates shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. NCR, its Subsidiaries and Affiliates, however, do not consent to class arbitration. The arbitration shall be pursuant to the then current rules of the American Arbitration Association and, unless otherwise agreed by you and NCR, shall be held in the metropolitan Atlanta, Georgia area. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association. If any portion of this Section 13 is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section 13. Notwithstanding the preceding subparagraph, you acknowledge that if you breach any of the covenants set forth in Section 11 or Section 16, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of such breach NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.
14.    Beneficiaries. Subject to the terms of this Agreement, you may, to the extent permitted by the Senior Vice President, Corporate Services and Chief Human Resources Officer (or his or her delegate) and such procedures of the TPA as may be in effect from time to time, designate one or more beneficiaries to receive all or part of any shares of NCR Common Stock underlying the Stock Units to be distributed in case of your death, and you may change or revoke such designation at any time in accordance with such procedures. In the event of your death, any such shares distributable hereunder that are subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other shares of NCR Common Stock underlying the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares of NCR Common Stock underlying the Stock Units in question may be transferred to your estate, in which event NCR will have no further liability to anyone with respect to such shares. For information about TPA beneficiary designation procedures, or to revoke or change a beneficiary designation, please call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees), or at such other number as provided by NCR or Fidelity. If you are a non-U.S. grantee, please visit the following link for access to the toll-free number: https://www.fidelity.com/customer-service/phone-numbers/overview.
15.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable the Employer, NCR, its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NCR, details of all Stock Units or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to the TPA or such other stock plan service provider as may be selected by NCR in the future, which is assisting NCR with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (for example, the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize NCR, the TPA and any other possible recipients which may assist NCR (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that NCR would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.    Protection of Confidential Information. In exchange for the consideration you are receiving pursuant to the terms of this Agreement, you agree that during your employment with the Company or an Employer and at all times thereafter (or if applicable law mandates a maximum time, then for a period of time equal to that shorter maximum period) you agree to keep strictly confidential all confidential or trade secret information or material for so long as that information or material remains confidential or trade secret, as applicable. Upon termination of your employment with the Company or an Employer, you will surrender to the Company or your Employer any and all copies, including in electronic form, of Company and Employer confidential information and Company and Employer intellectual property and cease to maintain any copies of such information or intellectual property.
17.    Application to Other Compensation. Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of income, is not part of your normal or expected compensation for purposes of calculating any severance, redundancy, end‑of‑service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. This Award is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future.  Future grants, if any, are at the sole grace and discretion of NCR, including, but not limited to, the timing of the grant, amount and vesting provisions.

18.    No Advice Regarding Grant. NCR is not providing any tax, legal or financial advice, nor is NCR making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.    Electronic Delivery and Acceptance. NCR may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by NCR or the TPA.
20.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law. Provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision so as to render it valid and enforceable to the fullest extent permitted by law.
21.    Amendment. The terms of this Award of Stock Units as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee or any delegate thereof, but no such amendment shall be made which would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, stock exchange rules or accounting rules.
22.    Waiver. You acknowledge that a waiver by NCR of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
23.    Provisions Applicable to Participants in Jurisdictions outside the United States. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are or become subject to the laws of a jurisdiction outside the United States, your Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). In addition, your Award shall be subject to the laws and requirements of such jurisdiction outside the United States and the terms and conditions of this Agreement are deemed modified to the extent NCR determines necessary or advisable for legal or administrative reasons. Moreover if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent NCR determines that the application of such terms is necessary or advisable for legal or administrative reasons. Finally, the Committee may take any other action, including amending this Agreement, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions to the extent such amendment is permissible under the Plan with or without your prior written consent.
24.    Conflicting Terms. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect to the law governing this Agreement and any claims arising under or relating to it, Section 13 of this Agreement shall prevail.
25.    Code of Conduct Certification. Notwithstanding any other provision of this Agreement, this Award of Stock Units and your right to receive payment of any Stock Units that become Vested hereunder are subject to and expressly conditioned upon your timely annual certification to NCR’s Code of Conduct, and in the event of your failure to timely provide any such certification as may be required prior to the date that Stock Units would otherwise be paid under this Agreement, those Stock Units shall be forfeited; provided that no such forfeiture shall occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR’s Code of Conduct within thirty days following such notice.
26.    No Right to Continued Employment. The Plan and this Agreement do not constitute a contract of employment or impose on you, the Company or your Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Company’s policies or those of its Subsidiaries’ regarding termination of employment. Employment with the Company and the Employer is at will. You or the Company or your Employer may terminate the employment relationship at any time, with or without cause.
27.    Execution and Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the grant contained in this Agreement shall be forfeited by you and this Agreement shall have no force and effect if it is not duly executed by electronic acceptance in a form prescribed by and acceptable to the Company, by the date established by the Company and set forth on the website of the TPA at (www.netbenefits.fidelity.com); on which this Agreement is posted.

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